                                                                   Exhibit 10.32



                             CONTRIBUTION AGREEMENT


THIS AGREEMENT, dated as of December 15, 1997, is made between First Merchants Acceptance Corporation, debtor and debtor-in-possession (the "Debtor") and Ugly Duckling Corporation ("UDC"). Capitalized terms not otherwise defined herein are used as defined in Schedule 1.

                                    RECITALS

WHEREAS, on the Sale Date, the Agent, on behalf of the Bank Group, credit bid the Purchase Price and acquired the Owned Loans.

WHEREAS, in addition to the Debtor's receipt of the Purchase Price, UDC has agreed to become involved in all servicing of collections of the Owned Loans, the Greenwich Collateral and the Securitized Pools.

WHEREAS, to facilitate UDC's agreement to service the Owned Loans, the Greenwich Collateral and the Securitized Pools, UDC will enter into agreements whereby UDC will assume the full, separate and independent rights, duties and responsibilities for servicing the Owned Loans, the Greenwich Collateral and Securitized Pools after the confirmation and effective date of the Chapter 11 Plan ("UDC Servicing Agreements").

WHEREAS, the Debtor and UDC wish to enter into such UDC Servicing Agreements, inter alia, to create a procedure and format to enable the Debtor and reorganized Debtor through the sale of the Owned Loans and a confirmed Chapter 11 Plan to: (a) maximize recovery of the Secured Claim Recovery Amount and all amounts due UDC under the DIP Facility, and (b) more efficiently administer the collection of the Owned Loans, the Greenwich Collateral and the Securitized Pools for the benefit of the Debtor.


                                   AGREEMENTS

NOW, THEREFORE, the parties hereto agree as follows:

      1. SERVICING OF OWNED LOANS AND SECURITIZED POOLS AND PAYMENT OF SECURED CLAIM RECOVERY AMOUNT AND DIP FACILITY. Prior to the effective date of the Chapter 11 Plan (the "Effective Date"), UDC will consult with the Debtor in its continued servicing of the Owned Loans, the Greenwich Collateral and the Securitized Pools as agreed by UDC and the Debtor without compensation to UDC. After the Effective Date, UDC, as servicer (in such capacity, the "Servicer"), will expressly assume the rights, duties and responsibilities of servicing the Owned Loans, the Greenwich

Collateral and the Securitized Pools pursuant to the UDC Servicing Agreements. UDC may assign its obligations as servicer to a wholly-owned subsidiary of UDC or to such successor or assignee as set forth in the Chapter 11 Plan (such parties are referred to herein as an "Authorized Assignee").

      Any and all proceeds received by the Servicer from the Owned Loans will be applied as follows: (a) first, to the Secured Claim Recovery Amount until paid in full; and (b) second, if any amounts remain, then 82.5% of such amount (the "Debtor Excess Amount") shall be paid by UDC to the Debtor in accordance with paragraph 2 below, and the balance of such amount will be paid to UDC.

      All proceeds and distributions from the B Pieces will be utilized to (a) first, retire the Secured Claim Recovery Amount to the extent the Secured Claim Recovery Amount remains outstanding; then (b) the next distributions will be used to satisfy in full the remaining indebtedness to UDC under the DIP Facility; then (c) if the Chapter 11 Plan is confirmed, the next distributions will be used to satisfy in full the Modified UDC Fee; and (d) finally, if any amount remains, 17.5% of such amount (the "UDC Excess Amount") shall be paid by the Debtor to UDC in accordance with paragraph 2 below, and the balance of such amount shall be retained by the Debtor.

      All proceeds to the Debtor from collections on the Greenwich Collateral (after payment in full of the obligations to Greenwich) will be utilized to (a) first satisfy in full the remaining indebtedness to UDC under the DIP Facility, if any, and then (b) be retained by the Debtor.

      2. PAYMENT AND ACCOUNTING OF EXCESS.

            (a) In the event that the Owned Loans are not being serviced by the Servicer or an Authorized Assignee without the prior written consent of the Debtor (an "Owned Loan Servicing Change"), which consent will not be unreasonably withheld, the Debtor's share of excess collections on the B Pieces shall be 85% and the UDC Excess Amount will be 15% with respect to the B Pieces. In the event of an Owned Loan Servicing Change,

                        (i) UDC will receive a 15% share (with 85% to the Debtor) of the eligible proceeds and collections received by the Servicer with respect to the Owned Loans (after satisfaction in full of the Secured Claim Recovery Amount); provided, however, that for purposes of the foregoing calculation, the amount of such proceeds and collections with respect to the Owned Loans (after satisfaction in full of the Secured Claim Recovery Amount) shall be limited to an amount equal to the amount of any B Pieces that have been applied to satisfy the Secured Claim Recovery Amount during the period when UDC or an Authorized Assignee was servicing the Owned Loans, and

                        (ii) the Debtor will receive 100% of any proceeds and collections on the Owned Loans in excess of such amount.

                  Except as specifically set forth above, UDC's rights to payment and obligations hereunder are absolute and shall not be affected by any subsequent transfer or sale of the Owned Loans to GE or any other party.

            (b) In no event will UDC be entitled to receive any of the UDC Excess Amount related to a Securitized Pool for any period of time during which UDC or an Authorized Assignee shall not be acting as servicer for that Securitized Pool.

            (c) On the 15th calendar day of each month, the Servicer shall provide the Debtor with a written summary of the information set forth in Paragraph 3(a) below, in sufficient detail to permit the Debtor to confirm the accuracy thereof.

            (d) The Debtor Excess Amount and UDC Excess Amount shall be payable on the 20th calendar day of each month for amounts payable with respect to the immediately preceding month.

      3.    REPORTING AND AUDIT.

            (a) From and after the earlier of (i) confirmation of the Chapter 11 Plan, or (ii) that time at which the Servicer becomes the servicer of any of the Owned Loans, the Greenwich Collateral or the Securitized Pools, the Servicer will provide to the Debtor monthly reports no later than the 15th day after the end of each calendar month (each such month being a "Collection Period" disclosing with respect to such Collection Period, (i) the total amount of proceeds and collections from the Owned Loans, Greenwich Collateral, the B Pieces and/or the Securitized Pools, as applicable, (ii) the amount of Owned Loans collections applied to the Secured Claim Recovery Amount, the amount of Greenwich Collateral applied to the DIP Facility, the amount of the B Pieces applied to the Secured Claim Recovery Amount, the DIP Facility and the Modified UDC Fee (as applicable), as well as an accounting of subsequent payments made from such proceeds, and (iii) any Debtor Excess Amount and UDC Excess Amount payable with respect to the applicable Collection Period (the "Monthly Reports"). The Servicer shall also deliver to the Debtor copies of all monthly, quarterly and annual reports which the Servicer provides to any party under the UDC Servicing Agreements at the time such reports are delivered to such parties.

            (b) Debtor and its agents shall have the right, upon 3 business days prior written notice to the Servicer, to inspect, audit and make copies of and abstracts from the records of the Servicer with respect to servicing and proceeds of the Owned Loans, the Greenwich Collateral and the Securitized Pools and payments made or received with respect thereto.

            (c) Within 15 days of the later to occur of paying off or writing off of (i) the final Owned Loan outstanding, (ii) the final loan outstanding in the pool of loans constituting the Greenwich Collateral, and (iii) the final securitized loan outstanding in the Securitized Pools (the "Final Outstanding Loan Date"), UDC (or its successor or agent) shall deliver to the Debtor a computation of both the total Debtor Excess Amount and the total UDC Excess Amount. The Debtor will advise UDC within ten (10) business days after delivery of such final computation if it disagrees with the computation. If the Debtor notifies UDC of such disagreement within such ten (10) business day period, the parties agree in good faith to try to reconcile their differences on such computation. If after a subsequent ten (10) business day period they cannot agree on the calculation, UDC and the Debtor will submit the disputed elements to the Court for a resolution of those disputed matters.

      4. TRANSITION OF SERVICING. The Debtor and UDC will coordinate an orderly and prompt transition of servicing of the Owned Loans, the Greenwich Collateral and the Securitized Pools, as applicable, from the Debtor to the Servicer during the pendency of the Bankruptcy Case to enable UDC (or an Authorized Assignee) to begin such servicing activities on the

      Effective Date pursuant to the UDC Servicing Agreements. UDC (and where applicable, the Debtor) will negotiate, enter into and, to the extent required, agree to seek Court approval of the UDC Servicing Agreements.

      5. TERMINATION. Notwithstanding anything herein to the contrary, UDC shall not be entitled to any payment of the UDC Excess Amount attributable to any Securitized Pool which Servicer is not then servicing.

      6. UDC STOCK OPTION. Nothing herein shall modify the UDC Stock Option.

      7. NOTICES. Any notice or other communication under this Agreement shall be in writing to the party for whom intended at the following address (or at such other address as such party may have previously specified by notice to the other parties at the address to which notice shall be given to such party):

            If to UDC or the Servicer, to:

                        Ugly Duckling Corporation
                        2525 E. Camelback Road, Suite 1150
                        Phoenix, Arizona 85016
                        Attention:  Steven P. Johnson, Esq.
                        Facsimile No.:  (602) 852-6696

            With a copy to:

                        Snell & Wilmer L.L.P.
                        One Arizona Center
                        Phoenix, Arizona 85004
                        Attention: Christopher H. Bayley, Esq.
                        Facsimile No.:  (602) 382-6070

            If to the Debtor, to:

                        First Merchants Acceptance Corporation
                        570 Lake Cook Road, Suite 126
                        Deerfield, Illinois 60015
                        Attention: William Plamondon
                        Facsimile No.: (847) 945-2556

            With a copy to:

                        Sonnenschein Nath & Rosenthal
                        Suite 8000 Sears Tower
                        233 S. Wacker Drive
                        Chicago, Illinois 60606
                        Attention: Robert E. Richards

                        Facsimile No.: (312) 876-7934

      Each such notice or other communication, together with appropriate copies, shall be (a) mailed by United States registered or certified mail, return receipt requested, postage prepaid, (b) delivered by overnight delivery service such as Federal Express, providing for signed receipts, (c) delivered by personal service in the manner provided for service of legal process, or (d) transmitted by facsimile at the above facsimile numbers, with a copy by United States mail as provided in subsection (a) hereof. Counsel to a party may give notice for its client provided such notice is otherwise made in accordance with the provisions of this Section. Notices shall be effective on the first business day following the date of mailing or transmission, or upon receipt or personal service.

      8. CHOICE OF LAW. Irrespective of the place of execution or performance, this Agreement shall be governed by and construed in accordance with the law of Delaware, without giving effect to choice of law principles.

      9. BINDING EFFECT. The Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective heirs, beneficiaries, legal representatives, successors and permitted assigns, including any successor trustee. Servicer cannot assign its servicing obligations hereunder, except as set forth herein or as consented to in writing by the Debtor, such consent not to be unreasonably withheld.

      10. ATTORNEYS' FEES. If any action is brought by either party in respect to its rights under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and court costs as determined by the court.

      11. WAIVERS. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver be a continuing waiver. Except as expressly provided in this Agreement, no waiver shall be binding unless executed in writing by the party making the waiver. Either party may waive any provisions of this Agreement intended for its benefit; provided, however, that any such waiver shall in no way excuse the other party from the performance of any of its other obligations under this Agreement.

      12. HEADINGS AND COUNTERPARTS. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of any provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

      13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement. All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are superseded by and merged in this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless in writing and executed by each of the parties hereto.

      14. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      15. ASSIGNMENT. UDC may assign its rights to receive amounts hereunder to any subsidiary, affiliate or any successor, assign or transferee of any such successor or affiliate. UDC shall remain liable for payment of the Debtor Excess Amount owed to the Debtor hereunder in the event that the Servicer fails to do so. This agreement shall bind any successors and assigns to the parties hereto.

      Agreed as of the date set forth above:

                              UGLY DUCKLING CORPORATION



                              By: Donald L. Addink


                                   "UDC" or "SERVICER"

                              FIRST MERCHANTS ACCEPTANCE
                              CORPORATION,
                              Debtor and Debtor-in-Possession



                              By: William Plamondon


                                   "DEBTOR"

                                    EXHIBIT A

                                    CONTRACTS

                                 [SEE ATTACHED]

                                   SCHEDULE I
                                  DEFINITIONS

     "1997-2 Securitized Pool" means the pool of contracts the Debtor securitized through FMARC II on May 1, 1997.

     "Acquisition Date" means August 21, 1997.

     "Agent" means LaSalle National Bank in its capacity as agent under the Warehouse Facility, or any successor agent thereunder.

     "Bank Group" means the Current Bank Group and the Original Bank Group.

     "Bank Group Claim" means all amounts owed to the Bank Group under the Warehouse Facility.

     "Bankruptcy Case" means the Debtor's chapter 11 bankruptcy case pending in the United States District Court for the District of Delaware entitled In re First Merchants Acceptance Corporation, Case No. 97-1500(JJF)(D. Del., July 11,
1997).

     "B Pieces" means all of the residual interests and certificates in the Securitized Pools held by FMARC or FMARC II.

     "Chapter 11 Plan" means a chapter 11 plan of the Debtor containing terms consistent with the terms of the Modified Plan Agreement.

     "Committee" means the Official Committee of Unsecured Creditors of First Merchants Acceptance Corporation.

     "Contracts" means retail installment automobile loan contacts originated or purchased by the Debtor.

     "Contribution Agreement" means that certain Contribution Agreement dated as of December 15, 1997 between FMAC and UDC.

     "Court" means the United States District Court for the District of
Delaware.

     "Current Bank Group" means as of December 15, 1997, UDC, Cerberus Partners, L.P., and Bear, Stearns Co., Inc., solely in their capacities as assignees of the Original Bank Group and as the current holders of the Bank Group Claim.

     "Debtor" means First Merchants Acceptance Corporation.

     "DIP Facility" means that certain Final Order (1) Authorizing Debtor in Possession Financing; (2) Granting Liens and Superpriority Administrative Claims; (3) Modifying the Automatic Stay; (4) Specifying Use of Cash Collateral; and (5) Granting Adequate Protection Therefor Pursuant to Sections 361 and 363 of the Bankruptcy Code dated August 28, 1997, as amended by that Stipulation and Agreed Order to Amend DIP Facility dated as of December 15, 1997.

     "Exercise Date" means the date on which UDC will exercise the Stock Option.

     "Excess Collections Split" means the sharing arrangement between the Debtor and UDC on the proceeds and collections of the Owned Loans and the B Pieces whereby, after payment in full of the Secured Claim Recovery Amount, the DIP Facility and the Modified UDC Fee, the Debtor and UDC will share all excess collections and proceeds on the Owned Loans and the B Pieces, with 82 1/2% of such excess collections and proceeds to be paid to the Debtor and 17 1/2% of such excess collections and proceeds to be paid to UDC, as more particularly described in and subject to the terms of the Contribution Agreement (including adjustments in the sharing percentages upon the occurrence of certain events as set forth in the Contribution Agreement).

     "FMAC" means First Merchants Acceptance Corporation.

     "FMARC" means First Merchants Auto Receivables Corporation.

     "FMARC II" means First Merchants Auto Receivables Corporation II.

     "FSA" means Financial Security Assurance, Inc.

     "GE" means General Electric Capital Corporation.

     "Greenwich" means Greenwich Financial Products, Inc.

     "Greenwich Collateral" means all Contracts and related collateral securing repayment of the Debtor's obligations to Greenwich.

     "Modified Plan Agreement" means that certain Binding Agreement To Propose and Support Modified Plan Agreement dated as of December 15, 1997, by and among the Debtor, UDC and the Committee.

     "Modified UDC Fee" means a $450,000.00, non-recourse, flat fee, payable by the Debtor to UDC prior to initiation of the Excess Collections Split on the B Pieces and solely from collections from and proceeds of the B Pieces and secured by a pledge of the B Pieces subordinate only to the DIP Facility and the Secured Claim Recovery Amount.

     "Option Notice" means 15 days' advance written notice to be delivered by UDC to the Debtor, and a public announcement by UDC on the same date as the giving of the notice, specifying the Exercise Date and the Stock Option Shares.

     "Original Bank Group" means LaSalle National Bank; NBD Bank; Firstar Bank Milwaukee, N.A.; Harris Trust and Savings Bank; Nationsbank, N.A.; First Bank, National Association; CoreStates Bank, N.A.; Fleet Bank, National Association, f/k/a Natwest Bank, N.A.; and Mellon Bank, N.A.; solely in their capacity as lenders to FMAC pursuant to the terms of the Warehouse Facility.

     "Overadvance Cap" means additional advances under the DIP Facility (in excess of the prior limit of $10,000,000 on such advances) to pay administrative and post-Plan Confirmation operating expenses of the Debtor as set forth in that certain Stipulation and Agreed Order to Amend DIP Facility dated as of December 15, 1997 and the Modified Plan Agreement; provided, however, that the total amount of advances outstanding at any time under the DIP Facility shall not exceed $16,500,000.00.

     "Owned Loans" means all of the Debtor's owned Contracts, other than the Greenwich Collateral, whether current, delinquent, or charged off, together with all of the Debtor's rights in the collateral securing such Contracts and all related repossessed vehicles.

     "Owned Loan Servicing Fee" means a charge, calculated on a monthly basis for each such Contract, from and after the date on which UDC or its permitted assigns begin to service the Owned Loans, of the greater of (i) 1/12 of 3-1/4% of the then outstanding principal balance of the applicable Contracts, or (ii) $15.00 per Contract, in each case applied only to Contracts which constitute part of the Owned Loans and are less than 120 days past due at the end of such month and for which the related vehicle has not been repossessed.

     "Petition Date" means July 11, 1997.

     "Plan Confirmation" means confirmation of the Chapter 11 Plan.

     "Purchase Price" means the entire amount of the Bank Group Claim as of the Sale Date, including, but not limited to, any and all outstanding principal, plus accrued and unpaid interest through the Sale Date (including default interest from and after the Petition Date through and including the Sale Date), plus an agreed amount of $150,000.00 of attorneys' fees, costs and expenses of the Original Bank Group incurred through the Acquisition Date and stipulated as allowable under 11 U.S.C. Section 506(b), plus all attorneys fees, costs and expenses of the Bank Group incurred after the Acquisition Date allowable under 11 U.S.C. Section 506(b); provided, that, attorneys fees, costs and expenses of the Bank Group incurred after the Acquisition Date will be assumed to be $450,000 for purposes of determining the Purchase Price; and provided further, that, if

(i) there are objections by the Debtor, the Committee or any other party-in-interest to the attorneys' fees, costs and expenses of the Bank Group incurred after the Acquisition Date after review of detailed supporting invoices provided by the Bank Group, and (ii) at a subsequent hearing, the Court reduces or increases the amount of such attorneys' fees, costs and expenses allowable under 11 U.S.C. Section 506(b), the Purchase Price will be reduced or increased by an amount equal to the reduction or increase in such fees, costs and expenses.

     "Replacement Lien" means the lien granted by the Debtor to the Agent on the stock of FMARC and FMARC II to secure the Debtor's non-recourse guaranty of the Secured Claim Recovery Amount.

     "Retained Property" means all assets of the Debtor other than the Owned Loans, including, but not limited to, the Tax Refunds and other tax attributes of the Debtor, the Greenwich Collateral, and the Debtor's furniture, fixtures, equipment, general intangibles and causes of action.

     "Sale" means the sale of the Owned Loans by the Debtor to the Agent.

     "Sale Date" means December 15, 1997.

     "Secured Claim Recovery Amount" means any shortfall between (i) collections on, net proceeds from sales of charged off Contracts constituting, and net proceeds of collateral securing payment of, the Owned Loans after the Sale Date, and (ii) the Purchase Price plus interest at the rate of 11% from and after the Sale Date until paid in full plus the Owned Loan Servicing Fee, provided, however, that in the event the servicing of the Owned Loans is transferred to an entity other than UDC or a wholly-owned subsidiary of UDC or an entity agreed upon by the Debtor, UDC and the Committee in the Chapter 11 Plan without the prior written consent of the Debtor, which consent will not be unreasonably withheld, the Secured Claim Recovery Amount shall be limited to $10,000,000.

     "Securitized Pools" means the pools of Contracts the Debtor securitized through FMARC and FMARC II, but excluding the 1997-2 Securitized Pool, unless the Debtor or UDC becomes the servicer for the 1997-2 Securitized Pool.

     "Securitized Pools Servicing Fee" means, subject to FSA approval (or any other consents required pursuant to governing documents), the base servicing fee UDC and/or the Debtor will receive after the Sale Date for servicing and collection of the Securitized Pools, equal to the greater of 1/12 of 3 1/4%, or $15.00 per Contract, calculated on a monthly basis, on the outstanding principal balance of the Securitized Pools, applied only to Contracts in the Securitized Pools which are less than 120 days past due at the end of such month, and for which the related vehicle has not been repossessed, together with all other amounts, fees, costs and expenses payable under the servicing agreements for the Securitized Pools.

     "Stock Option" means UDC's option to distribute Stock Option Shares to the Debtor for the benefit of the Debtor's unsecured creditors (and, if applicable, stockholders), or if the Debtor so requests, at the Debtor's expense and solely in accordance with the Debtor's instructions (and UDC shall have no liability to any party in connection with any distribution made in accordance with such instructions), to make direct distribution to the Debtor's unsecured creditors (and if applicable, stockholders), in lieu of the Debtor's right to retain a portion of the Debtor's share of the Excess Collections Split in cash, which UDC may exercise by giving the Option Notice, subject to the following conditions:

     (a) UDC may exercise the Stock Option one time only, with exercise being the actual delivery of the Stock Option Shares;

     (b) Revocation of the Option Notice shall not be deemed to be an exercise of the Stock Option by UDC;

     (c) In the event that UDC exercises the Stock Option, and delivers the Stock Option Shares to the Debtor for the benefit of the Debtor's unsecured creditors (and, if applicable, stockholders), UDC shall be entitled to receive the Debtor's share of cash distributions under the Excess Collections Split from and after the Exercise Date until UDC has received cash distributions equal to the Stock Option Value (this is in addition to UDC's right to receive its share of cash distributions under the Excess Collections Split);

     (d) Once UDC has received cash distributions equal to the Stock Option Value (without regard to any post-issuance change in the market value of the issued Stock Option Shares), the Debtor shall be entitled to and shall retain the remaining portion of the Debtor's share of cash distributions under the Excess Collections Split, if any, in excess of the Stock Option Value;

     (e) In no event shall UDC be entitled to receive any portion of the Debtor's share of cash distributions under the Excess Collections Split in excess of the Stock Option Value, nor shall UDC be entitled to recover any portion of the Stock Option Value from any source other than the Debtor's share of the Excess Collections Split; and

     (f) UDC shall not be entitled to exercise the Stock Option unless and until (i) the value of UDC common stock on the Exercise Date and the closing price for UDC common stock on each day during the previous ten trading days shall be at least $8.00 per share, (ii) UDC shall have caused (at UDC's sole cost and expense) the Stock Option Shares to be (x) registered under the

            Securities Act of 1933, as amended, (y) unrestricted and (z) fully transferable and shall have taken all steps necessary to allow the Debtor to distribute the Stock Option Shares to the Debtor's unsecured creditors, and if applicable, shareholders, and (iii) UDC shall not have purchased any of its common stock (except upon the exercise of previously issued and outstanding options, warrants, stock appreciation rights or other rights) or announced any stock repurchase programs from and after the delivery of the Option Notice to the Debtor through the Exercise Date.

      "Stock Option Shares" means the number of shares of UDC common stock that UDC will issue to the Debtor on the Exercise Date.

      "Stock Option Value" means that aggregate value of the Stock Option Shares, determined by multiplying the Stock Option Shares by 98% of the average of the closing prices of UDC common stock on the NASDAQ National Market or on such other market as such stock may be traded, for the 10 trading days immediately preceding the Exercise Date.

      "Tax Refunds" means the Debtor's uncollected state and federal income tax refunds for 1996 and prior years.

      "UDC" means Ugly Duckling Corporation.

      "UDC Warrants" means 3-year warrants to purchase 325,000 shares of UDC common stock at a price of $20.00 per share which will be callable by UDC when UDC common stock trades at a price of $28.50 per share, or greater, for 10 consecutive trading days, which UDC will issue to the Debtor pursuant to the terms of the Warrant Agreement.

      "Warehouse Facility" means the Debtor's warehouse loan facility pursuant to that certain Fourth Amended and Restated Loan and Security Agreement, dated as of February 28, 1996, as subsequently amended, by and among FMAC, the Agent and the Original Bank Group.

      "Warrant Agreement" means that certain Warrant Agreement to be entered into between UDC and Harris Trust Company of California, as warrant agent.